EXHIBIT 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of Common Stock shares and/or Series A Preferred Stock shares of Novamex Energy Inc. and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements. So long as this Joint Filing Agreement is in effect, each of the undersigned shall provide written notice to the Secretary of Novamex Energy Inc. within 24 hours of any purchase or sale of shares of capital stock of Novamex Energy Inc. by them. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of information concerning the others, unless he or it knows that such information is inaccurate.

EXECUTED this 28th day of May, 2015

/s/ Jackson Payne

Name: Jackson Payne

/s/ Coleman Payne

Name: Coleman Payne

/s/ Gordon Payne

Name: Gordon Payne

/s/ Stephen Bargo

Name: Excellere Capital Group LLC

By: Stephen Bargo

Title: Sole Director and Executive Officer